Exhibit 10.13

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into the 28th day of August, 2012 by and between Spectrum Pharmaceuticals, Inc. (hereinafter referred to as the “Company”), and Joseph Kenneth Keller (“Executive”). In consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1. EMPLOYMENT.

1.1 Position. Subject to the terms and conditions set forth in this Agreement, the Company agrees to employ Executive as the Company’s Executive Vice President and Chief Operating Officer, reporting directly to the Rajesh C. Shrotriya, M.D., the Company’s Chief Executive Officer. Executive shall begin his employment in this position on September 13, 2012. That date is hereinafter referred to as the “Effective Date.”

1.2 Duties. Executive shall diligently, and to the best of his ability, perform all duties incident to his position and use his best efforts to promote the interests of the Company.

1.3 At-Will Employment. Executive and the Company understand and acknowledge that Executive’s employment with the Company is “at-will,” is for no specified term, and may be terminated by Executive or the Company at any time, with or without cause or notice. Upon termination of Executive’s employment with the Company, neither Executive nor the Company shall have any further obligation or liability under this Agreement to the other, except as specifically set forth herein.

1.4 Time to be Devoted to Employment. Throughout the term of his employment, Executive shall devote his full time and energy to the business of the Company and shall not be engaged in any competitive business activity. Executive hereby represents that he is not a party to any agreement which would be an impediment to entering into this Agreement and that he is permitted to enter into this Agreement and perform the obligations hereunder.

2. COMPENSATION AND BENEFITS.

2.1 Annual Salary. In consideration of and as compensation for the services agreed to be performed by Executive hereunder, the Company agrees to pay Executive an annual base salary of five hundred twenty-five thousand dollars ($525,000.00) (“Base Salary”), less applicable withholdings and deductions, payable in accordance with the Company’s scheduled semi-monthly payroll distribution dates, currently the 15th and last day of the month, or the previous business day in the event the payroll date falls on a weekend or holiday. The Base Salary will be subject to further changes at the sole discretion of the Company.

2.2 Bonus. Executive shall be eligible for an annual bonus of up to 50% of his Base Salary, pro-rated for calendar year 2012, based upon the achievement of milestones to be established by the Company, payable at such time that bonuses are normally paid to executives. Executive must be actively employed at the time the bonuses are paid to be entitled to a bonus.

3. RELOCATION.

The Executive shall relocate to either Orange County, California or the Henderson area in Nevada no later than six months after the Effective Date. At the time of such relocation, the shall Company will pay Executive a one-time bonus of $30,000; provided, however, Executive shall be obligated to pay back that amount to the Company if he should voluntarily leave his employment with the Company or be terminated for cause within one year of the date this relocation bonus is paid.

For the period beginning on the Effective Date and ending on the earliest to occur of (i) the date the aforementioned relocation is completed, (ii) the six month anniversary of the Effective Date or (iii) the termination of employment, the Company shall reimburse Executive for up to $3,500 per month for reasonable and necessary travel and temporary living expenses, including airfare, rented/leased vehicle and accommodations, subject to receipt of reasonable and appropriate documentation as may be required by the Company.

4. EQUITY AWARDS.

Subject to approval of the Board of Directors, Executive will be eligible to receive equity awards as follows: (i) on or promptly following the Effective Date, twenty thousand (20,000) restricted stock awards, to vest 50% upon the completion of six months employment and the other 50% upon the completion of one year of employment, as a special hire-in bonus; (ii) on or promptly following the Effective Date, an additional one hundred thousand (100,000) restricted stock awards to vest 25% on the completion of one year of employment and the remaining 75% to vest annually in equal amounts on the completion of Executive’s second, third and fourth years of employment; and (iii) on or promptly following the Effective Date, three hundred thousand (300,000) stock options with an exercise price equal to the closing sale price of the Company’s stock on the date prior to the date of grant to vest 25% on the completion of one year of employment, and the remaining 75% annually in equal amounts on the completion of Executive’s second, third and fourth years of employment. All of the foregoing grants of restricted stock awards and options are subject to the terms and conditions of the Spectrum Pharmaceuticals Inc. 2009 Incentive Award Plan (the “Plan”), and the award agreements provided for under the Plan, as each may be amended from time to time. As provided in the Plan, vesting of all of the foregoing grants of restricted stock awards and options shall be accelerated on a Change in Control as that term is defined in the Plan.

5. BENEFITS.

Executive and his dependents shall be eligible to participate in such health, retirement and other benefit programs as the Company provides to its other executive employees, including, at this time, Medical, Vision, Long Term Disability, and Travel Accident Insurance, 401(k) Savings Plan and Employee Stock Purchase Plan.

6. VACATION AND HOLIDAY. Executive shall be entitled to three weeks of paid vacation per year (15 business days), subject to the terms of the Company’s vacation policy, which may be used by Executive at times which do not unreasonably interfere with the duties and responsibilities of Executive’s position, as well as paid holidays as specified by the Company.

7. BUSINESS EXPENSES. The Company shall reimburse Executive for reasonable and necessary travel and accommodation costs, entertainment and other business expenses incurred as a necessary or advisable part of discharging Executive’s duties hereunder subject to receipt of reasonable and appropriate documentation as may be required by the Company.

8. INDEMNIFICATION. The Company and Executive shall enter such indemnity agreement as is provided to similar level executives and as may be amended from time to time.

9. ARBITRATION. Executive and the Company agree that to the fullest extent permitted by law, any dispute, claim or controversy of any kind arising under, in connection with or relating to this Agreement or otherwise relating to Executive’s employment by the Company, shall be resolved exclusively by binding arbitration in Southern California and in furtherance of this provision, Executive and the Company agree to sign the Company’s standard form Arbitration Agreement.

10. PROPRIETARY INFORMATION AND RELATED MATTERS. Executive acknowledges and agrees that Executive will be entrusted with, among other things, trade secrets and proprietary information regarding the products, processes, methods of manufacture and delivery, know how, designs, formula, work in progress, research and development, computer software and data bases, copyrights, trademarks, patents, marketing techniques, and future business plans, as well as customer lists and information concerning the identity, needs, and desires of actual and potential customers of the Company and its subsidiaries, joint ventures, partners, and other affiliated persons and entities (“Confidential Information”), all of which derive significant economic value from not being generally known to others outside the Company.

(a) During the entire term of Executive’s employment with the Company, and at all times thereafter, Executive shall not disclose or exploit any Confidential Information except as necessary in the performance of Executive’s duties under this Agreement or with the Company’s express written consent.

(b) During the entire term of Executive’s employment by the Company and for two years thereafter, Executive shall not induce or attempt to induce any Executive of the Company to leave the Company’s employ except for the sole benefit of the Company or with its express written consent.

In furtherance of this agreement, Executive agrees to sign the Company’s standard form Confidentiality Agreement.

11. ASSIGNMENT. This Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. Since this Agreement is based upon the abilities of and personal confidence in Executive, Executive shall have no right to assign this Agreement or any of Executive’s rights hereunder without the prior written consent of the Company.

12. SEVERABILITY. If any provision of this Agreement shall be found invalid by any court of competent jurisdiction, such findings shall not affect the validity of any other provision hereof and the invalid provisions shall be deemed to have been severed herefrom.

13. WAIVER OF BREACH. The waiver by any party of the breach of any provision of this Agreement by the other party or the failure of any party to exercise any right granted to it hereunder shall not operate or be construed as the waiver of any subsequent breach by such other party nor the waiver of the right to exercise any such right.

14. NOTICES. Any notice, consent or other communication under this Agreement shall be in writing and shall be delivered personally, telexed, sent by facsimile transmission or overnight courier (regularly providing proof of delivery) or sent by registered, certified, or express mail and shall be deemed given when so delivered personally, telexed, sent by facsimile transmission or overnight courier, or if mailed two (2) days after the date of deposit in the United States mail. Notice to parties shall be delivered or mailed to the following addresses (or to such other address as a party may specify by written notice).

If to Executive:	Joseph Kenneth Keller
XXXXXXXXXXXXX
XXXXXXXXXXXXX

If to the Company:	Spectrum Pharmaceuticals, Inc.
11500 South Eastern Avenue, Suite 240
Henderson, Nevada 89052
Attn: Legal Department
Fax: (702) 260-7405

15. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all agreements and understandings with respect to such subject matter not described herein, and the parties hereto have made no other agreements, representations or warranties, oral or written, relating to the subject matter of this Agreement.

16. MODIFICATION. This Agreement may be amended, modified, superseded or cancelled only by a written instrument signed by the parties.

17. CHOICE OF LAW. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of Nevada without regard for conflicts of laws principles.

18. INTERPRETATION OF AGREEMENT. This Agreement has been negotiated at arm’s length and between persons sophisticated and knowledgeable in the matters dealt with in this Agreement. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the purpose of the parties and this Agreement.

19. HEADINGS. The headings in this Agreement are solely for the convenience of reference and shall not affect its interpretation.

20. COUNTERPARTS; FACSIMILE; .PDF. This Agreement may be executed by facsimile or .PDF and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SPECTRUM PHARMACEUTICALS, INC.

By:	/s/ Rajesh C. Shrotriya
Name:	Rajesh C. Shrotriya
Title:	Chairman, CEO and President

JOSEPH KENNETH KELLER

/s/ Joseph K. Keller
Joseph Kenneth Keller

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is made as of the 5th day of September, 2012 (The “Effective Date”) by and between Spectrum Pharmaceuticals, Inc. (the “Company”) and Joseph Kenneth Keller (“Executive”).

RECITALS.

A.	The Company and Executive entered into the certain Employment Agreement dated as of August 28, 2012 (the “Agreement”); and

B.	The Company and Executive desire to amend certain provisions of the Agreement.

NOW, THEREFORE, the Company and Executive agree as follows:

1. AMENDMENT OF SECTION 1.1. Section 1.1 of the Agreement is hereby amended and restated to read in full as follows:

1.1 Position. Subject to the terms and conditions set forth in this Agreement, the Company agrees to employ Executive as the Company’s Executive Vice President and Chief Operating Officer, reporting directly to the Rajesh C. Shrotriya, M.D., the Company’s Chief Executive Officer. Executive shall begin his employment in this position on September 1, 2012. That date is hereinafter referred to as the “Effective Date.”

2. AMENDMENT OF SECTION 4.

Section 4 of the Agreement is hereby amended and restated in its entirety to read fully as follows:

4. EQUITY AWARDS.

Subject to approval of the Board of Directors, Executive will be eligible to receive equity awards as follows: (i) on or promptly following the Effective Date, twenty thousand (20,000) restricted stock awards, to vest 50% upon the completion of six months employment and the other 50% upon the completion of one year of employment, as a special hire-in bonus; (ii) on or promptly following the Effective Date, an additional one hundred thousand (100,000) restricted stock awards to vest 25% on the completion of one year of employment and the remaining 75% to vest annually in equal amounts on the completion of Executive’s second, third and fourth years of employment; and (iii) on or promptly following the Effective Date, three hundred thousand (300,000) stock options with an exercise price equal to the closing sale price of the Company’s stock on the date of grant to vest 25% on the completion of one year of employment, and the remaining 75% monthly in equal amounts during Executive’s second, third and fourth years of employment. All of the foregoing grants of restricted stock awards and options are subject to the terms and conditions of the Spectrum Pharmaceuticals Inc. 2009 Incentive Award Plan (the “Plan”), and the award agreements provided for under the Plan, as each may be amended from time to time. As provided in the Plan, vesting of all of the foregoing grants of restricted stock awards and options shall be accelerated on a Change in Control as that term is defined in the Plan.

3. NO OTHER AMENDMENTS. Except as amended herein, all provisions of the Original Agreement and the Amendment shall remain in full force and effect.

4. COUNTERPARTS. This Amendment may be executed in any number of counterparts and transmitted by facsimile or PDF copy, each of which shall be an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SPECTRUM PHARMACEUTICALS, INC.

By:	/s/ Rajesh C. Shrotriya
Name:	Rajesh C. Shrotriya, M.D.
Title:	President and Chief Executive Officer

JOSEPH KENNETH KELLER

/s/ Joseph Kenneth Keller
Joseph Kenneth Keller